Exhibit 4.11

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PROMISSORY NOTE

$70,000	San Antonio, Texas	February 27, 2020

FOR VALUE RECEIVED, T3 COMMUNICATIONS, INC., a Nevada corporation, whose address is 825 W. Bitters, Suite 104. San Antonio, TX 78216 and its subsidiary T3 COMMUNICATIONS, INC., a Florida corporation, whose address is 2401 First Street, Suite 300, Ft Myers, FL 33901 (the “Debtor”), promises to pay to the order of NexGen Integrated Communications, LLC, whose address is 3405 SE Crossroads Drive, Suite V, Grimes, Iowa 50111, (the “Payee”), the sum of SEVENTY THOUSAND DOLLARS ($70,000) in lawful money of the United States of America which shall be legal tender for the payment of debts from time to time, together with interest on the outstanding principal amount hereof at the rate of twelve percent (12%) interest per annum, computed on the basis of a 360-day year and 30-day months.

This Note shall be payable in a single payment of the principal amount outstanding plus any accrued interest, without demand, on May 1, 2020 (the “Maturity Date”). If the Maturity Date shall be a Saturday, Sunday, or day on which Banks in San Antonio, Texas, or the place of payment are authorized or required to be closed, such payment shall be made on the next following day that is not a Saturday, Sunday or day on which banks in San Antonio, Texas, or the place of payment are authorized or required to be closed and interest thereon shall continue to accrue thereon until such date.

Time is of the essence of this Note, and the Debtor expressly agrees that in the event of default in the payment of any principal or interest when due, the Payee may declare the entirety of this Note immediately due and payable. Upon the occurrence of any default hereunder, the Payee shall also have the right to exercise any and all of the rights, remedies and recourses now or hereafter existing in equity, law, by virtue of statute or otherwise.

At maturity, Payee agrees that payment of principal and interest can be paid by Debtor in the form of services currently provided by Debtor to Payee. Services provided in lieu of cash payment for principal and interest due on this Note at maturity will be credited 100% towards Debtor in the form of a prepayment by Payee for services provided by Debtor to Payee. The prepayment will be credited monthly against Debtor invoices until the prepayment is depleted in full. Payment made in services in lieu of cash shall not constitute an event of default.

In the event that any payment is not made when due, either of principal or interest, and whether upon maturity or as a result of acceleration, interest shall thereafter accrue at the rate per annum equal to the lesser of (a) the maximum non-usurious rate of interest permitted by the laws of the State of Texas or the United States of America, whichever shall permit the higher rate or (b) twenty percent (20%) per annum, from such date until the entire balance of principal and accrued interest on this Note has been paid.

Debtor has the privilege of making prepayments on this Note from time to time in any amount without penalty provided that any such prepayment shall be applied to unpaid interest on this Note and the balance, if any, to the principal amount payable under this Note.

No failure to exercise and no delay on the part of Payee in exercising any power or right in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between Debtor and Payee shall operate as a waiver of any right of Payee. No modification or waiver of any provision of this Note or any consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

In the event of default or if payment of this Note is not made when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through any judicial proceeding whatsoever, or if any action be had hereon, then Debtor agrees and promises to pay an additional amount as reasonable, calculated and foreseeable attorneys’ and collection fees incurred by Payee in connection with enforcing its rights herein contemplated.

To the extent permitted by applicable law, Debtor hereby waives grace, notice, demand or presentment for payment of this Note, dishonor, notice of dishonor, notice of default or nonpayment, protest, notice of protest, suit, notice of intention to accelerate, notice of acceleration, diligence or any notice of or defense on account of the extension of time of payments or change in the method of payments, and consents to any and all renewals and extensions in the time of payment hereof, and the release of any party primarily or secondarily liable hereon.

It is expressly provided and stipulated that notwithstanding any provision of this Note, in no event shall the aggregate of all interest paid by Debtor to Payee hereunder ever exceed the maximum non-usurious rate of interest which may lawfully be charged Debtor under the laws of the State of Texas or United States Federal Government, as applicable, on the principal balance of this Note remaining unpaid. It is expressly stipulated and agreed by Debtor that it is the intent of Payee and Debtor in the execution and delivery of this Note to contract in furtherance of such laws, and that none of the terms of this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money, at any interest rate in excess of the maximum non-usurious rate of interest permitted to be charged Debtor under the laws of the State of Texas or United States Federal Government, as applicable. The provisions of this paragraph shall govern over all other provisions of this Note should any such provisions be in apparent conflict herewith.

Specifically, and without limiting the generality of the foregoing paragraph, it is expressly provided that:

(i)  In the event of prepayment of the principal of this Note, in whole or in part, or the payment of the principal of this Note prior to the Maturity Date, whether resulting from acceleration of the maturity of this Note or otherwise, if the aggregate amount of interest accruing hereon prior to such payment plus the amount of any interest accruing after maturity and plus any other amount paid or accrued in connection with the indebtedness evidenced hereby which by law are deemed interest on the indebtedness evidenced by the Note and which aggregate amounts paid or accrued (if calculated in accordance with the provisions of this Note other than this paragraph) would exceed the maximum non-usurious rate of interest which could lawfully be charged as above mentioned on the unpaid principal balance of the indebtedness evidenced by this Note from time to time advanced (less any discount) and remaining unpaid from the date advanced to the date of final payment thereof, then in such event the amount of such excess shall be credited, as of the date paid, toward the payment of the principal of this Note so as to reduce the amount of the final payment of principal due on this Note, or if the principal amount hereof has been paid in full, refunded to Debtor.

(ii)  If under any circumstances the aggregate amounts paid on the indebtedness evidenced by this Note prior to and incident to the final payment hereof include amounts which by law are deemed interest and which would exceed the maximum non-usurious rate of interest which could lawfully have been charged or collected on this Note, as above mentioned, Debtor stipulates that (a) any non-principal payment shall be characterized as an expense, fee, or premium rather than as interest and any excess shall be credited hereon by the holder hereof (or, if this Note shall have been paid in full, refunded to Debtor); and (b) determination of the rate of interest for determining whether the indebtedness evidenced hereby is usurious shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the full stated term hereof, all interest at any time contracted for, charged, or received from Debtor in connection with such indebtedness, and any excess shall be canceled, credited, or refunded as set forth in (a) herein.

Any check, draft, money order, or other instrument given in payment of all or any portion of this Note may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instruments are unconditionally received by Payee. If at any time any payment of the principal of or interest on this Note is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Debtor or otherwise, the obligation under this Note with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

Debtor agrees that this Note shall be freely assignable to any assignee of Payee, subject to compliance with applicable securities laws.

Debtor represents and warrants that the extension of credit represented by this Note is for business, commercial, investment, or other similar purposes and not primarily for personal, family, household or agricultural use.

This Note has been executed and delivered and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America applicable in Texas. Venue for any litigation between Debtor and Payee with respect to this Note shall be Bexar County, Texas. Debtor and Payee hereby irrevocably submit to personal jurisdiction in Texas and waive all objections to personal jurisdiction in Texas and venue in Bexar County for purposes of such litigation.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN DEBTOR AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN DEBTOR AND PAYEE.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN DEBTOR AND PAYEE.

T3 COMMUNICATIONS, INC., a Nevada corporation

By:	/s/ Arthur L. Smith

Name:	/s/ Arthur L. Smith

Title:	CEO

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